Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BYNORDIC ACQUISITION CORPORATION", FILED IN THIS OFFICE ON THE EIGHTH DAY OF AUGUST, A.D. 2024, AT 8:04 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

7772878 8100
SR# 20243357340

Authentication: 204113768
Date: 08-08-24

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BYNORDIC ACQUISITION CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law

BYNORDIC ACQUISITION CORPORATION (the "***Corporation***"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is "***byNordic Acquisition Corporation***" The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 27, 2019 (the "Original Certificate"). An amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 3, 2022 (the "Amended and Restated Certificate of Incorporation").

2. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL").

4. The text of Section 4.3(b)(i) of Article IV is hereby amended and restated to read in full as follows:

(i) Shares of Class B Common Stock shall convert into shares of Class A Common Stock on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the "Initial Conversion Ratio") (i) at the election of the holder, in its sole discretion, or (ii) automatically, on the closing of the initial Business Combination.

5. The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters' over-allotment option) and certain other amounts specified in the Corporation's registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the "**SEC**") on August 28, 2020, as amended (the "**Registration Statement**"), shall be deposited in a trust account (the "**Trust Account**"), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to

complete its initial Business Combination by August 12, 2025 (the "**Termination Date**") and (iii) the redemption of Offering Shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the "**Offering Shares**") (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as "**Public Stockholders**."

6. The text of Section 9.1(c) of Article IX is hereby amended and restated to read in full as follows:

(c) The Board may by resolution, without another stockholder vote, elect to extend the Termination Date one month each time for twelve months until August 12, 2025, provided that, (i) the Sponsor (or one or more of its affiliates or permitted designees) (the "**Lender**") will deposit the lesser of (i) $0.04 for each outstanding Offering Share, or (ii) $50,000, into the Trust Account for each such extension, for an aggregate deposit of up to $600,000 (if all twelve additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured promissory note issued by the Corporation to the Lender. If the Corporation completes its initial Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note or convert a portion or all of the amounts loaned under such promissory note into additional Class A Common Stock at a price of $10.00 per share. If the Corporation does not complete a Business Combination by the Termination Date, the loans will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

7. The text of Section 9.2(d) of Article IX is hereby amended and restated to read in full as follows:

(d) In the event that the Corporation has not consummated an initial Business Combination by the Termination Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation's obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

8. The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

<u>Additional Redemption Rights</u>. If, in accordance with <u>Section 9.1(a)</u>, any amendment is made to this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation's obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Termination Date, or (b) with respect to any other material provision of this Amended and Restated Certificate relating to stockholders' rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.

IN WITNESS WHEREOF, byNordic Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 7th day of August 2024.

BYNORDIC ACQUISITION CORPORATION

By:________________________
Name: Michael Hermansson
Title: Chief Executive Officer